Exhibit 99.1

EXAR CORPORATION NOMINATES RICHARD KOPPES TO BOARD OF DIRECTORS

Sets October 27, 2005 for Annual Meeting and Files Preliminary Proxy Materials

Fremont, California, September 12, 2005 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today announced that Richard H. Koppes, former Deputy Executive Officer and General Counsel of the California Public Employees’ Retirement System (CalPERS), has been nominated for election to the Board of Directors at the Company’s Annual Meeting of Shareholders scheduled for October 27, 2005 for shareholders of record as of September 8, 2005. The Company also noted in its preliminary proxy filed today with the Securities and Exchange Commission that Richard Previte and Thomas H. Werner, who have served as members of the Board since 1999 and 2004, respectively, will also stand for re-election at the Annual Meeting.

“Mr. Koppes is a nationally recognized expert in corporate governance and shareholder rights issues and he will be a valuable asset to Exar as a member of the Board of Directors,” said Donald L. Ciffone, Jr., Exar’s Chairman of the Board. “Richard is well respected for his business acumen and commitment to shareholder rights and we look forward to benefiting from his knowledge and expertise.”

Mr. Koppes has been Of Counsel to the international law firm of Jones Day since August 1996 and serves as Co-Director of the Executive Education Programs at Stanford University Law School. Previously, Mr. Koppes served as a principal of American Partners Capital Group, a venture capital and consulting firm, and as Deputy Executive Officer and General Counsel of the CalPERS, the largest public pension fund in the United States.

Mr. Koppes currently serves as a member of the Board of Directors of Apria Healthcare Group Inc. and Valeant Pharmaceuticals International. He is a member of the Advisory Board of the National Association of Corporate Directors (NACD) and the Blue Ribbon Commissions on Board Evaluations and Shareholder/Director Communications of the NACD. Mr. Koppes formerly taught corporate governance as a Consulting Professor of Law at Stanford Law School, and served as a member of the New York Stock Exchange Board of Governors’ Legal Advisory Committee. He is the immediate past Vice Chairman of the Corporate Counsel Committee of the International Bar Association. Mr. Koppes is the founder, past president and current administrative officer of the National Association of Public Pension Attorneys (NAPPA) and serves on the Board of Directors of the Society of Corporate Secretaries and Governance Professionals, the Investor Responsibility Research Center (IRRC) located in Washington, D.C., and the International Corporate Governance Network (ICGN) located in London. He is also on the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group. Mr. Koppes is a frequent speaker and panelist on issues relating to the role of pension fund investors in corporate governance and fiduciary duties. He is the author of numerous articles on corporate governance published in a variety of periodicals and law reviews. Mr. Koppes received a B.A. in Political Science from Loyola Marymount University and a J.D. from U.C.L.A. School of Law.

The Company noted that Mr. Koppes was identified by Spencer Stuart & Associates, the search firm engaged by the Board to identify additional qualified directors. If elected at the Annual Meeting, Mr. Koppes’ term will expire at the 2008 Annual Meeting of Stockholders.

The Company also noted that Raimon L. Conlisk, Vice Chairman of the Board, has decided to retire and will not stand for re-election to the Board at this year’s Annual Meeting. After joining Exar as a Director in 1985, Mr. Conlisk was appointed Vice Chairman in 1990 and served as Chairman of the Board from 1994 to 2002, when he once again assumed the role of Vice Chairman.

“On behalf of the entire Exar Board, I want to thank Rai for his long-standing commitment and dedication to Exar,” said Ciffone. “Rai has made tremendous contributions to the Board and we wish him well in his future endeavors.”

Stockholder Proposals

Exar noted that because this year’s Annual Meeting date is more than 30 days after the anniversary date of last year’s annual meeting, Exar is informing its stockholders, pursuant to Rule 14a-5(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the following deadlines. In order for a stockholder proposal to be considered for inclusion in Exar’s proxy statement for this year’s Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by Exar at its principal executive offices on or before September 19, 2005. In addition, in order for a stockholder proposal made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c)(1) of the Exchange Act, such proposal must be received by Exar at its principal executive offices on or before September 19, 2005. Proposals should be directed to the attention of the Secretary, at 48720 Kato Road, Fremont, CA 94538. Exar expects to mail its proxy materials to its stockholders on or about September 23, 2005.

About Exar

Exar Corporation designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, Exar provides OEMs innovative, highly-integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. Exar’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive families of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, Exar offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 275 people worldwide. For more information about Exar visit: http://www.exar.com/.

Additional Information and Where to Find It

Exar filed a preliminary proxy statement with the Securities and Exchange Commission on September 12, 2005, in connection with its 2005 Annual Meeting of Shareholders. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation by Exar of its stockholders for the 2005 Annual Meeting, and the participants’ interests in the solicitation, are set forth in the preliminary proxy statement. Exar will be filing a definitive proxy statement and other relevant documents. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT EXAR WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to obtain a free copy of the proxy statement and other related documents filed by Exar at the SEC’s website at www.sec.gov. When available, the definitive proxy statement and other related documents may also be obtained from Exar free of charge by contacting the Investor Relations department at 48720 Kato Road, Fremont, CA 94538.

Contacts:

Thomas R. Melendrez, Sr. Vice President, Secretary

(510) 668-7000

Matthew Sherman, Partner, Joele Frank, Wilkinson Brimmer Katcher

Jamie Moser, Director, Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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